ASSET PURCHASE AGREEMENT (the "Agreement") dated as of June 1, 2002, by and among House & Garden Company, a corporation of the Hashemite Kingdom of Jordan D/B/A Century Knits ("CK"), Prosperity Textiles Ltd., a corporation of the Hashemite Kingdom of Jordan ("PTL"), Cygne Designs, Inc., a Delaware Company ("Cygne"), and Century Investment Group, a Public Shareholding Company of the Hashemite Kingdom of Jordan ("CIG").

                              W I T N E S S E T H :

     WHEREAS, CK wishes to pursue the marketing and sales of knit clothing manufactured in the Hashemite Kingdom of Jordan (the "Business"); and

     WHEREAS, CK desires to acquire and PTL desires to transfer and assign all unshipped balances as at June 1st, 2002 of customer purchase orders PTL has received from Associated Merchandising Corporation ("AMC"), a wholly-owned subsidiary of the Target Corporation (the "Customer Purchase Orders") and all letters of credit balances corresponding to the Customer Purchase Orders (the "Customer LCs").

     NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

TRANSACTION

     Section 1.1 TRANSFER AND ASSIGNMENT OF CUSTOMER PURCHASE ORDERS. At Cygne's direction and with its consent, PTL hereby transfers and assigns to CK the Customer Purchase Orders, together with the economic benefits, risks and obligations attached thereto for a consideration of US$400,000 payable to Cygne by wire transfer or certified check within 18 calendar days from the execution of this Agreement (The Closing). (as per attached Annex (1))

     Section 1.2 TRANSFER AND ASSIGNMENT OF CUSTOMER LC. PTL hereby transfers and assigns to CK the proceeds from the Customer LCs to CK, when and as paid by the issuer.

     Section 1.3 INVENTORIES. At Closing, CK shall purchase from PTL all fabric, accessories, work-in-progress and finished goods inventories (at cost, including without limitation the cost of raw materials, labor charges ("CM"), freight and insurance) owned by PTL and corresponding to the Customer Purchase Orders, (the "Inventories"). Within 10 days from the Closing, CK shall pay to PTL, by wire transfer to its account with Egyptian Arab Land Bank ("EALB"), the cost of Inventories already paid by PTL, and shall pay to vendors the balance as and when due. All costs referred to in this Section 1.3 shall be supported by accounting documents or statements supplied by PTL and attested by PTL's financial officer. (as per attached Annex (2))

     Section 1.4 VENDOR OBLIGATIONS. PTL hereby transfers and assigns to CK the outstanding balances of PTL purchase orders and commitments for fabric, accessories, supplies, labor charges ("CM") and services (including without limitation freight and insurance) corresponding to Customer Purchase Orders (the "Vendor Obligations"), together with the economic benefits, risks and obligations attached thereto. CK shall pay for such Vendor Obligations as and when due and shall cause EALB to discharge any outstanding obligations of PTL for letters of credit issued to vendors pursuant to Vendor Obligations. (as per attached Annex (3))

     Section 1.5 PREPAID EXPENSES. Within 10 days after the Closing Date, CK shall reimburse PTL for any amounts paid by PTL prior to the Closing for expenses incurred by PTL in connection with the Customer Purchase Orders; provided, however, that such prepaid expenses shall not exceed US$30,000.

     Section 1.6 PROVISIONS. PTL hereby transfers and assigns to CK the deposits made by PTL for employee leases and the advances made to secure Customs bank guarantees (the "Provisions"), which are required for the completion of the Customer Purchase Orders, together with the economic benefits, risks and obligations attached thereto. Within 5 days after the Closing Date, CK shall reimburse PTL for any amounts paid by PTL prior to the Closing for such Provisions. (as per attached Annex (4))

     Section 1.7 NON-COMPETE. At the Closing, Cygne shall agree, on behalf of itself and its affiliates, not to compete with CK for the Business for a period of five years from the Closing Date in consideration for US$400,000 (less a deduction for airfreight during the month of June up to a maximum aggregate deduction of US$50,000), which shall be payable to Cygne, without interest, by January 31, 2003 and January 31 of each subsequent year in installments equal to the lesser of (i) US$200,000, (ii) any remaining unpaid balance, or (iii) 20% of the net income of CK for the immediately preceding prior calendar year; provided, however, that any balance remaining unpaid at January 31, 2006 shall be paid to Cygne by CIG on or before February 5, 2006.

     Section 1.8 EMPLOYEE TRANSFERS. PTL shall transfer to CK its employees as of June 1, 2002; provided, however, that PTL shall remain responsible for any liabilities incurred towards such employees for services rendered prior to May 31, 2002. Schedule 1.8 comprises a preliminary list of names, positions, and current salaries and benefits of PTL employees to be transferred.

     Section 1.9 FINANCING. All new letters of credit issued by customers shall be issued to CK, which shall be responsible for the financing of its working capital requirements; provided; however, CK's controlling shareholder shall be responsible for the funding of the Business, directly or through credit facilities, including without limitation, pre-shipment working capital, post-shipment financing and vendor letters of credit financing. In the event CK's controlling shareholder, or any affiliate thereof, are required to pledge, directly or indirectly, collateral assets or guarantees to the bank or financial institution providing the credit facilities, they shall be entitled to receive from CK a commitment fee equal to 3.5% per annum of the amounts so pledged from time to time, payable quarterly in arrears.

MISCELLANEOUS

     Section 2.1 EXPENSES. Each party to this Agreement shall pay its own costs and expenses (including all legal and accounting fees incurred by it) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     Section 2.2 AMENDMENT. This Agreement shall not be amended or modified except by a writing duly executed by the parties indicating an intention to amend this Agreement.

     Section 2.3 ENTIRE AGREEMENT. This Agreement, including the Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement or in connection with the Closing, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

     Section 2.4 HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     Section 2.5 NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered mail, air mail postage prepaid, return receipt requested, addressed as follows:

IF TO CK OR CIG:                            IF TO CYGNE OR PTL:

Century Plaza, 4th Floor                    Cygne Designs, Inc.
P.O. Box 1567                               1410 Broadway, Suite 1002
Tlaa Ali 11953                              New York, New York 10018
Jordan                                      USA
Attention:                                  Attention:
Omar Salah, Chairman                        Bernard Manuel, Chairman

or (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy. Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     Section 2.6 SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     Section 2.7 WAIVER. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     Section 2.8 COUNTERPARTS. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     Section 2.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the Hashemite Kingdom of Jordan.

     Section 2.10 THIRD PARTIES. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

     Section 2.11 BINDING EFFECT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party without the prior written consent of the other parties hereto.

     Section 2.12 ARBITRATION. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration by three arbitrators in accordance with Jordanian arbitration law.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on June 9, 2002.

                                 HOUSE & GARDEN COMPANY D/B/A CENTURY KNITS

                                 By: /s/ OMAR SALAH
                                    -----------------------

                                 CENTURY INVESTMENT GROUP

                                 By: /s/ OMAR SALAH
                                    -----------------------

                                 CYGNE DESIGNS, INC.

                                 By: /s/ BERNARD MANUER
                                    -----------------------

                                 PROSPERITY TEXTILES, LTD.

                                 By: /s/ BERNARD MANUER
                                    -----------------------